EXHIBIT 11


                THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES
           Calculation of Primary and Fully Diluted Earnings per Share
              For the Years Ended December 31, 1996, 1995 and 1994

                    ($ in thousands - except per share data)

                                                                    1996        1995      1994
                                                                    -------   -------   --------
PRIMARY EARNINGS PER SHARE*

        Net Income                                                 $ 12,997   $ 7,909   $ 4,217

        Average common shares outstanding                            12,859    12,732    12,732

        Common shares issuable in respect to common
                stock equivalents, with a dilutive effect               162        47         6
                                                                   --------   -------   -------
        Total common and equivalent shares                           13,021    12,779    12,738
                                                                   --------   -------   -------
                                                                   --------   -------   -------
Primary Earnings Per Share                                         $   1.00   $  0.62   $  0.33
                                                                   ========   =======   =======
FULLY DILUTED EARNINGS PER SHARE**

        Net Income                                                  $12,997   $ 7,909   $ 4,217

        Total common and equivalent shares                           13,021    12,779    12,738

        Additional common shares issuable assuming full dilution         34        25         4
                                                                   --------   -------   -------
        Total common and equivalent shares assuming full dilution    13,055    12,804    12,742
                                                                   --------   -------   -------
                                                                   --------   -------   -------
Fully Diluted Earnings Per Share                                   $   1.00   $  0.62   $  0.33
                                                                   ========   =======   =======


*   Primary earnings per share include all common stock equivalents

** Fully diluted earnings per share include all common stock equivalents plus the additional shares issuable assuming full dilution

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